Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of People's Liberation, Inc., in connection with the registration of 16,803,235 shares of common stock as filed with the SEC of our report dated March 20, 2008 relating to our audit of the consolidated financial statements as of and for the year ended December 31, 2007, appearing in the Prospectus which is part of such Registration Statement.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Grobstein, Horwath & Company LLP

Sherman Oaks, California
May 27, 2009